Exhibit 99.1

NEWS RELEASE

Apache Corporation announces second-quarter financial and operational results

•	Increased onshore North American production 3 percent sequentially to approximately 317,000 barrels of oil equivalent (boe) per day, driven by a 13,500-boe-per-day increase in Permian Basin production.

•	Delivered International and Offshore production (adjusted for divestitures, Egypt tax barrels and minority interest) of 172,000 boe per day, with strong contributions from recent Egyptian oil discoveries.

•	Exited the second quarter with total debt of $9.7 billion and $3.0 billion of cash, a significant improvement from $12.3 billion of total debt and $200 million of cash at March 31, 2015.

•	Raising 2015 onshore North American production guidance from flat year over year to up 1 to 2 percent, which brings full-year guidance to 305,000 to 308,000 boe per day.

•	Updating 2015 International and Offshore production guidance (adjusted for divestitures, Egypt tax barrels and minority interest) to 164,000 to 168,000 boe per day, a 5 to 8 percent increase over 2014 pro forma production, and up from the previous guidance of a ‘slight increase’.

HOUSTON, Aug. 6, 2015 – Apache Corporation (NYSE, Nasdaq: APA) today announced a second-quarter 2015 net loss of $5.6 billion, or $14.83 per diluted common share, which includes an after-tax ceiling-test write down of $3.7 billion resulting from current low commodity-price levels and $1.9 billion of other items, mostly after-tax losses and tax expense associated with the company’s assets sold during the quarter. When adjusted for certain items that impact the comparability of results, Apache’s second-quarter net income totaled $82 million, or $0.22 per share. Adjusted EBITDA from continuing operations was $1.3 billion. Worldwide reported production for the second quarter was 564,000 boe per day. Including 35,000 boe per day of production associated with discontinued operations in Australia, Apache’s total production was 599,000 boe per day.

“I am pleased to report that Apache made excellent progress toward achieving the ambitious 2015 goals we laid out earlier this year,” said John J. Christmann, IV, Apache’s chief executive officer and president. “In February, we established a plan to maintain relatively flat pro forma production in 2015, despite an aggressive 60 percent reduction in budgeted capital expenditures from 2014 levels. Year to date, our capital spending remains on track, but we have exceeded our production plan in the first half of 2015 and delivered correspondingly strong cash flow from continuing operations. As a result, we are raising our 2015 production guidance.”

During the quarter, Apache closed the sales of its LNG business and its remaining oil and gas assets in Australia, which served to more strategically align the company’s portfolio with its core competencies. “Exiting these businesses eliminated our exposure to projects with large capital-spending commitments and uncertain project timing,” Christmann said. “We deployed a portion of the proceeds from these sales to pay down debt, leaving our balance sheet in excellent shape and positioning us for success in this low-commodity-price environment. Importantly, during the first half of 2015, we quickly and cost effectively reduced our drilling and completion activity, commensurate with the deteriorating oil-and-gas price environment. We have also restructured our operational organization to better align with and support our more focused asset base.”

Apache has made significant progress on its cost structure through widespread efforts across the organization. In North America, the company is now realizing a 25 percent reduction in average per-well drilling and completion costs year over year. Lease-operating costs per barrel of oil equivalent during the quarter were down approximately 13 percent year over year, and we have taken steps to significantly reduce G&A from the beginning of the year that will be fully realized in 2016.

Asset-sale proceeds and liquidity

Apache received $5.7 billion in proceeds during the second quarter from the sales of its LNG interests and oil and gas properties in Australia and Canada, of which a portion was used to repay $2.7 billion of outstanding commercial paper and short-term credit facilities. At June 30, Apache’s long-term debt was $9.7 billion, and cash was approximately $3 billion. The company has excellent liquidity with low-cost, short-term borrowing capacity of $3.5 billion under its commercial paper program, which is supported by a senior credit facility that now extends through June 2020.

Overhead-cost reductions and organizational restructuring

Management has taken a proactive and disciplined approach toward improving Apache’s organizational structure and efficiency. During the quarter, the company announced and implemented key organizational changes to better align its operational and technical teams with its refocused asset base. These changes include transitioning to an operating structure that will enable the allocation of resources and personnel quickly and efficiently in response to changing industry conditions. In addition, Apache has consolidated its technical expertise into centers of excellence, which will support the operating regions and strengthen the ability to share best practices around the globe.

Christmann noted, “We are implementing multiple overhead-reduction initiatives throughout the year and are on track to achieve a 25 to 30 percent reduction in cash G&A costs by year-end. We continue to work to identify further savings.” Following asset divestments and other initiatives to streamline the organization, headcount has been reduced by approximately 20 percent since the end of 2014.

Second-quarter capital spending and activity

Total capital expenditures (before leasehold acquisitions, capitalized interest, noncontrolling interest, LNG and Australia discontinued operations) in the second quarter were $857 million, down 28 percent from the first quarter. Apache operated an average of 34 rigs, drilled 78 wells and completed 108 wells during the second quarter, down from 61, 119 and 175, respectively, during the first quarter.

Second-quarter 2015 regional activity

•	Permian – Apache operated 10 rigs in the Permian and completed 53 wells during the second quarter, down from 15 operated rigs and 88 well completions in the first quarter. Production averaged 172,000 boe per day, nearly 9 percent higher than the first quarter.

•	Delaware Basin – Apache averaged five rigs, unchanged from the prior quarter, and targeted the Bone Spring and Wolfcamp formations in the Pecos Bend and Waha areas. Completions in the Pecos Bend area exhibited very high deliverability and added approximately 4,000 boe per day, which helped drive overall Permian growth in the quarter.

•	Midland Basin – Apache averaged three rigs during the quarter, all targeting its southern Midland focus areas in Glasscock, Reagan, Upton and Midland counties. The company completed 20 wells during the quarter with notable results coming from the Upper Wolfcamp in the Wildfire area of Midland County and in the SRH area of northern Reagan County. Apache also had strong results from nine well completions in the Barnhart area.

•	Central Basin Platform/NW Shelf – Apache averaged two rigs during the quarter targeting the Yeso formation in its Cedar Lake play in Eddy County. In addition, the company has several high-rate-of-return, low-capital-cost initiatives underway in its CO2 and waterflood project areas that are helping to mitigate regional production declines.

•	Midcontinent (formerly Central) – During the quarter, Apache ramped down to two rigs in the Midcontinent, where it targeted the Woodford/SCOOP, Canyon Lime and Marmaton plays. Production declined 7 percent, or 4,700 boe per day, sequentially as a result of declining completion activity.

•	Gulf Coast (Eagle Ford) – Apache ramped down from an average of four rigs in the first quarter to zero during the second quarter. Production increased 20 percent, or 2,400 boe per day, sequentially as four new high-volume wells were placed on production. In the Ferguson Crossing area, the company placed on production its two most prolific wells in the play to date. The Walker 1H and 3H wells averaged 1,935 boe per day in their first 30 days of production, significantly exceeding Apache’s “Area A” type curve. The strong well results were the product of optimized frac design, spacing, fluid composition and proppant type.

•	Canada – Production was down 3 percent, or 1,900 boe per day, sequentially, which was a lower-than-expected decline, resulting primarily from decreased operational downtime and better well performance.

•	Egypt – Gross production was up 2 percent sequentially on strong delineation-drilling results at the Ptah and Berenice oil fields. Apache also made several new field discoveries across multiple concessions during the second quarter, which increases its confidence in Egypt’s oil-production outlook for the remainder of 2015. In the second quarter, Apache drilled nine exploration wells with a success rate of 78 percent, significantly above its historical average exploration-success rate.

•	North Sea – Production decreased modestly from first-quarter levels as the company performed two significant seasonal platform-maintenance turnarounds during the quarter. Absent the maintenance turnaround, which impacted production by approximately 3,300 boe per day, production would have been up sequentially in the second quarter. Apache drilled eight new wells in the North Sea with a 90 percent success rate, including its first-ever subsea-tieback exploration well in the Beryl area.

“Apache’s second-quarter production performance was very strong both domestically and internationally,” Christmann remarked. “In North America, all of our key operating areas exceeded our expectations, and we delivered these results on a disciplined capital budget. Internationally, our drilling-success rate in Egypt and the North Sea was well above our historical success rate. As a result, we are raising our full-year 2015 North American production guidance to 305,000 to 308,000 boe per day and are updating our International and Offshore production guidance to a range of 164,000 to 168,000 boe per day. We are also tightening our 2015 capital-budget guidance range from $3.4 to $3.9 billion to $3.6 to $3.9 billion.”

2015 planned activity increase

Greater capital efficiencies and lower costs are enabling the company to increase its onshore North American activity levels in the second half of the year. In North America, the company plans to average approximately 16 rigs in the second half of the year, 13 of which will be in the Permian Basin. Apache expects to reach total depth on an additional 40 to 50 wells and complete an additional 30 to 35 wells beyond its original plan for 2015. The company continues to anticipate that it will have a backlog of 80 to 100 drilled-but-uncompleted wells in North America at the end of 2015.

“This increase in activity during the second half of 2015 is not expected to have a material impact on our full-year 2015 production; however, it will establish a positive production trajectory in the fourth quarter and heading in to 2016,” Christmann concluded.

Conference call

Apache Corporation (NYSE, NASDAQ: APA) will host a conference call Thursday, Aug. 6, 2015, to discuss its second-quarter 2015 financial results. The call will begin at 1 p.m. CT (2 p.m. ET). To access the live audio webcast, please visit Apache’s website at www.apachecorp.com.

A replay of the conference call will be available for seven days following the call. The number for the replay is 855-859-2056 or 404-537-3406 for international calls. The conference access code is 31405369.

Sign up for email alerts to be reminded of the webcast at http://investor.apachecorp.com/alerts.cfm.

Additional Information

Additional information follows, including reconciliations of adjusted earnings, adjusted EBITDA and net debt (non-GAAP financial measures) to GAAP measures and information regarding pro forma production. Apache’s quarterly supplement is available at www.apachecorp.com/financialdata.

About Apache

Apache Corporation is an oil-and-gas exploration-and-production company with operations in the United States, Canada, Egypt and the United Kingdom. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com, and on its Media and Investor Center mobile application, which is available for free download from the Apple App Store and the Google Play Store.

Non-GAAP financial measures

Apache’s financial information includes information prepared in conformity with generally accepted accounting standards (GAAP) as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information to enhance understanding of our consolidated financial information as prepared in accordance with GAAP. Adjusted earnings, adjusted EBITDA and net debt are non-GAAP measures. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Forward-looking statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “guidance” and similar references to future periods. These statements include, but are not limited to, statements about future plans, expectations and objectives for Apache’s operations, including statements about our capital plans, drilling plans, production expectations, asset sales and monetizations. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in our 2014 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.

Contacts

Investor: (281) 302-2286 Gary Clark

Media:    (713) 296-7189 Castlen Kennedy

       (713) 296-7276 Rory Sweeney

Website: www.apachecorp.com

APACHE CORPORATION

STATEMENT OF CONSOLIDATED OPERATIONS

(Unaudited)

(In millions, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES AND OTHER:
Oil revenues	$1,599	$2,797	$2,879	$5,442
Gas revenues	295	505	595	1,065
NGL revenues	58	169	116	355

Oil and gas production revenues	1,952	3,471	3,590	6,862
Derivative instrument gains (losses), net	—	(174)	—	(194)
Other	25	(8)	17	9

	1,977	3,289	3,607	6,677

COSTS AND EXPENSES:
Depreciation, depletion and amortization
Oil and gas property and equipment
Recurring	923	1,074	1,922	2,096
Additional	5,816	203	13,036	203
Other assets	83	81	166	159
Asset retirement obligation accretion	36	38	72	76
Lease operating expenses	467	560	948	1,108
Gathering and transportation	49	66	105	136
Taxes other than income	55	177	128	358
General and administrative	111	113	193	221
Transaction, reorganization & separation costs	66	14	120	32
Financing costs, net	63	52	133	97

	7,669	2,378	16,823	4,486

INCOME (LOSS) BEFORE INCOME TAXES	(5,692)	911	(13,216)	2,191
Current income tax provision	665	373	580	740
Deferred income tax provision (benefit)	(1,525)	(19)	(4,460)	144

INCOME (LOSS) FROM CONTINUING OPS INCLUDING NONCONTROLLING INTEREST	(4,832)	557	(9,336)	1,307
Income (Loss) from discontinued operations, net of tax	(732)	56	(864)	(360)

INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	(5,564)	613	(10,200)	947
Net income attributable to noncontrolling interest	36	108	51	206

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(5,600)	$505	$(10,251)	$741

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS
Net income (loss) from continuing operations attributable to common shareholders	$(4,868)	$449	$(9,387)	$1,101
Net income (loss) from discontinued operations	(732)	56	(864)	(360)

Net income (loss) attributable to common shareholders	$(5,600)	$505	$(10,251)	$741

BASIC NET INCOME (LOSS) PER COMMON SHARE:
Basic net income (loss) from continuing operations per share	$(12.89)	$1.17	$(24.88)	$2.83
Basic net income (loss) from discontinued operations per share	(1.94)	0.14	(2.29)	(0.93)

Basic net income (loss) per share	$(14.83)	$1.31	$(27.17)	$1.90

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Diluted net income (loss) from continuing operations per share	$(12.89)	$1.17	$(24.88)	$2.82
Diluted net income (loss) from discontinued operations per share	(1.94)	0.14	(2.29)	(0.93)

Diluted net income (loss) per share	$(14.83)	$1.31	$(27.17)	$1.89

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	378	385	377	390
Diluted	378	387	377	392

DIVIDENDS DECLARED PER COMMON SHARE	$0.25	$0.25	$0.50	$0.50

APACHE CORPORATION

PRODUCTION INFORMATION

				% Change
	2Q15	1Q15	2Q14	2Q15 to 1Q15	2Q15 to 2Q14	YTD 2015	YTD 2014
OIL VOLUME - Barrels per day
Permian	97,814	94,461	90,536	4%	8%	96,146	89,437
Midcontinent (formerly Central)	16,491	18,509	21,987	-11%	-25%	17,495	21,837
Gulf Coast	7,940	7,784	10,977	2%	-28%	7,862	10,976
Canada	15,791	16,875	17,981	-6%	-12%	16,330	17,786

N.A. Onshore	138,036	137,629	141,481	0%	-2%	137,833	140,036
Gulf of Mexico	5,453	5,885	6,896	-7%	-21%	5,668	6,592
GOM Shelf	—	—	2	NM	NM	—	339
Egypt (1)	99,975	91,971	88,643	9%	13%	95,995	88,370
North Sea	58,873	61,699	61,610	-5%	-4%	60,279	60,358

International and Offshore (1)	164,301	159,555	157,151	3%	5%	161,942	155,659

Total (1)	302,337	297,184	298,632	2%	1%	299,775	295,695

TOTAL LIQUIDS - Barrels per day
Permian	133,043	122,445	119,712	9%	11%	127,773	116,666
Midcontinent	32,359	34,654	45,725	-7%	-29%	33,501	45,931
Gulf Coast	11,264	10,328	13,522	9%	-17%	10,798	13,460
Canada	21,616	22,728	23,902	-5%	-10%	22,169	24,626

N.A. Onshore	198,282	190,155	202,861	4%	-2%	194,241	200,683
Gulf of Mexico	5,976	6,433	8,062	-7%	-26%	6,203	7,591
GOM Shelf	—	—	2	NM	NM	—	384
Egypt (1)	101,189	93,002	89,527	9%	13%	97,118	88,930
North Sea	59,699	62,585	62,977	-5%	-5%	61,135	61,588

International and Offshore (1)	166,864	162,020	160,568	3%	4%	164,456	158,493

Total (1)	365,146	352,175	363,429	4%	0%	358,697	359,176

NATURAL GAS VOLUME - Mcf per day
Permian	234,379	216,968	213,192	8%	10%	225,722	214,519
Midcontinent	175,967	190,214	264,948	-7%	-34%	183,051	262,636
Gulf Coast	16,252	7,659	95,765	112%	-83%	11,979	97,494
Canada	282,971	287,556	316,740	-2%	-11%	285,251	347,057

N.A. Onshore	709,569	702,397	890,645	1%	-20%	706,003	921,706
Gulf of Mexico	20,190	20,977	22,804	-4%	-11%	20,581	19,517
GOM Shelf	—	—	261	NM	NM	—	674
Egypt (1)	405,544	363,989	367,950	11%	10%	384,881	372,628
North Sea	56,367	50,445	54,848	12%	3%	53,423	49,986

International and Offshore (1)	482,101	435,411	445,863	11%	8%	458,885	442,805

Total (1)	1,191,670	1,137,808	1,336,508	5%	-11%	1,164,888	1,364,511

BOE per day
Permian	172,106	158,606	155,244	9%	11%	165,394	152,420
Midcontinent	61,688	66,357	89,883	-7%	-31%	64,009	89,704
Gulf Coast	13,973	11,604	29,483	20%	-53%	12,795	29,710
Canada	68,778	70,653	76,692	-3%	-10%	69,711	82,469

N.A. Onshore	316,545	307,220	351,302	3%	-10%	311,909	354,303
Gulf of Mexico	9,340	9,930	11,862	-6%	-21%	9,633	10,843
GOM Shelf	—	—	46	NM	NM	—	496
Egypt (1, 2)	168,779	153,667	150,853	10%	12%	161,264	151,035
North Sea	69,094	70,993	72,118	-3%	-4%	70,038	69,918

International and Offshore (1)	247,213	234,590	234,879	5%	5%	240,935	232,292

Total (1)	563,758	541,810	586,181	4%	-4%	552,844	586,595

Total excluding noncontrolling interests	507,699	490,561	535,934	3%	-5%	499,177	536,499

(1) Includes net production volumes attributed to our noncontrolling partner in Egypt below:
Oil (b/d)	33,247	30,671	29,508			31,966	29,288
Gas (Mcf/d)	134,445	121,408	122,665			127,963	123,726
NGL (b/d)	404	343	295			374	187

(2) Egypt Gross Production - BOE per day	349,398	343,762	351,059	2%	0%	346,597	351,944

Discontinued Operations:
Oil (b/d)	9,849	20,905	14,555			15,346	19,107
Gas (Mcf/d)	149,336	230,691	210,470			189,789	283,402
NGL (b/d)	—	—	—			—	640
BOE/d	34,738	59,353	49,633			46,978	66,981

APACHE CORPORATION

PRO FORMA PRODUCTION INFORMATION

Pro forma production excludes certain items that management believes affect the comparability of operating results for the periods presented. Pro forma production excludes production attributable to 1) divested assets, 2) noncontrolling interest in Egypt, and 3) Egypt tax barrels. Management uses pro forma production to evaluate the company’s operational trends and performance and believes it is useful to investors and other third parties.

				% Change
	2Q15	1Q15	2Q14	2Q15 to 1Q15	2Q15 to 2Q14	YTD 2015	YTD 2014
OIL VOLUME - Barrels per day
Permian	97,814	94,461	90,536	4%	8%	96,146	89,437
Midcontinent (formerly Central)	16,515	18,514	17,222	-11%	-4%	17,509	16,553
Gulf Coast	7,937	7,752	2,893	2%	174%	7,845	2,873
Canada	15,776	16,817	17,817	-6%	-11%	16,294	17,614

N.A. Onshore	138,042	137,544	128,468	0%	7%	137,794	126,477

Gulf of Mexico	5,453	5,885	6,896	-7%	-21%	5,668	6,592
Egypt	54,977	54,558	43,117	1%	28%	54,769	43,514
North Sea	58,164	59,818	58,971	-3%	-1%	58,986	57,039

International and Offshore	118,594	120,261	108,984	-1%	9%	119,423	107,145

Total	256,636	257,805	237,452	0%	8%	257,217	233,622

TOTAL LIQUIDS - Barrels per day
Permian	133,043	122,445	119,712	9%	11%	127,773	116,665
Midcontinent	32,265	34,773	32,990	-7%	-2%	33,512	32,116
Gulf Coast	11,266	10,204	3,712	10%	204%	10,738	3,571
Canada	21,575	22,670	23,257	-5%	-7%	22,120	23,511

N.A. Onshore	198,149	190,092	179,671	4%	10%	194,143	175,863

Gulf of Mexico	5,976	6,433	8,062	-7%	-26%	6,203	7,591
Egypt	55,648	55,170	43,572	1%	28%	55,411	43,805
North Sea	58,966	60,657	60,169	-3%	-2%	59,807	58,057

International and Offshore	120,590	122,260	111,803	-1%	8%	121,421	109,453

Total	318,739	312,352	291,474	2%	9%	315,564	285,316

NATURAL GAS VOLUME - Mcf per day
Permian	234,380	216,968	213,192	8%	10%	225,721	214,519
Midcontinent	176,345	189,967	175,416	-7%	1%	183,119	170,782
Gulf Coast	16,333	9,190	8,892	78%	84%	12,781	9,107
Canada	282,651	285,520	287,603	-1%	-2%	284,078	289,169

N.A. Onshore	709,709	701,645	685,103	1%	4%	705,699	683,577

Gulf of Mexico	20,190	20,977	22,817	-4%	-12%	20,581	19,523
Egypt	233,797	223,548	181,791	5%	29%	228,701	187,310
North Sea	55,489	49,325	50,541	12%	10%	52,424	44,130

International and Offshore	309,476	293,850	255,149	5%	21%	301,706	250,963

Total	1,019,185	995,495	940,252	2%	8%	1,007,405	934,540

BOE per day
Permian	172,106	158,606	155,244	9%	11%	165,393	152,419
Midcontinent	61,655	66,435	62,225	-7%	-1%	64,032	60,580
Gulf Coast	13,988	11,736	5,194	19%	169%	12,868	5,089
Canada	68,684	70,257	71,191	-2%	-4%	69,466	71,706

N.A. Onshore	316,433	307,034	293,854	3%	8%	311,759	289,794

Gulf of Mexico	9,340	9,930	11,865	-6%	-21%	9,633	10,845
Egypt	94,615	92,428	73,871	2%	28%	93,527	75,023
North Sea	68,214	68,878	68,592	-1%	-1%	68,544	65,412

International and Offshore	172,169	171,236	154,328	1%	12%	171,704	151,280

Total	488,602	478,270	448,182	2%	9%	483,463	441,074

APACHE CORPORATION

PRICE INFORMATION

	2Q15	1Q15	2Q14	YTD 2015	YTD 2014
AVERAGE OIL PRICE PER BARREL
Permian	$53.77	$44.44	$94.33	$49.21	$94.05
Midcontinent (formerly Central)	52.46	44.50	100.39	48.27	97.10
Gulf Coast	56.79	47.92	103.81	52.42	102.84
Canada	52.22	39.76	94.66	45.81	91.47
N.A. Onshore	53.56	44.07	96.06	48.85	94.91
Gulf of Mexico	57.69	45.87	102.63	51.59	102.06
Egypt	60.83	52.29	109.74	56.76	108.24
North Sea	64.03	49.95	109.33	56.86	108.00
Total	58.09	47.87	102.95	53.05	101.69

AVERAGE NATURAL GAS PRICE PER MCF
Permian	$2.24	$2.44	$4.48	$2.33	$4.63
Midcontinent	2.41	2.93	4.49	2.68	4.84
Gulf Coast	1.93	1.42	4.72	1.77	4.83
Canada	2.34	2.58	4.21	2.46	4.30
N.A. Onshore	2.31	2.60	4.41	2.45	4.62
Gulf of Mexico	2.61	2.92	4.35	2.77	4.71
Egypt	2.91	2.92	2.96	2.92	2.99
North Sea	7.35	7.40	7.75	7.37	9.07
Total	2.73	2.93	4.15	2.82	4.31

AVERAGE NGL PRICE PER BARREL
Permian	$10.28	$11.62	$28.46	$10.87	$29.85
Midcontinent	8.82	9.65	25.03	9.23	27.74
Gulf Coast	13.75	12.17	27.86	13.07	31.76
Canada	4.41	11.09	31.67	7.74	37.56
N.A. Onshore	9.52	10.98	27.42	10.20	29.96
Gulf of Mexico	14.72	13.77	31.73	14.24	31.84
Egypt	28.82	36.29	57.67	32.23	59.05
North Sea	30.94	24.74	61.81	27.75	69.77
Total	10.21	11.71	28.64	10.91	30.86

Discontinued Operations:
Oil price ($/Bbl)	$63.60	$43.17	$115.34	$49.76	$106.35
Gas price ($/Mcf)	3.88	4.19	4.40	4.07	4.07
NGL price ($/Bbl)	—	—	—	—	24.57

APACHE CORPORATION

SUMMARY BALANCE SHEET INFORMATION

(Unaudited)

(In millions)

	June 30, 2015	December 31, 2014
Cash and Cash Equivalents	$2,950	$769
Assets Held for Sale	—	1,628
Other Current Assets	2,543	4,018
Property and Equipment, net	28,315	48,076
Goodwill	87	87
Other Assets	1,417	1,374

Total Assets	$35,312	$55,952

Other Current Liabilities	$2,383	$3,664
Long-Term Debt	9,676	11,245
Deferred Credits and Other Noncurrent Liabilities	5,498	12,906
Apache Shareholders’ Equity	15,544	25,937
Noncontrolling interest	2,211	2,200

Total Liabilities and Shareholders’ Equity	$35,312	$55,952

Common shares outstanding at end of period	377	377

% of total debt-to-capitalization	35%	29%

APACHE CORPORATION

SUMMARY OF COSTS INCURRED AND GTP CAPITAL INVESTMENTS

(Unaudited)

(In millions)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Costs Incurred in Oil and Gas Property:
Acquisitions
Proved	$—	$3	$—	$5
Unproved	36	79	128	123
Exploration and Development	1,023	2,475	2,441	4,984

	1,059	2,557	2,569	5,112

GTP Capital Investments:
GTP Facilities	36	378	260	723

Total Costs Incurred and GTP Capital Investments	$1,095	$2,935	$2,829	$5,835

APACHE CORPORATION

NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)

Reconciliation of income attributable to common stock to adjusted earnings

Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. Adjusted earnings generally exclude certain items that management believes affect the comparability of operating results or are not related to Apache’s ongoing operations. Management uses adjusted earnings to evaluate the company’s operational trends and performance relative to other oil and gas companies. Management believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings for items that may obscure underlying fundamentals and trends.

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Income (Loss) Attributable to Common Stock (GAAP)	$(5,600)	$505	$(10,251)	$741

Adjustments:
Oil & gas property write-downs, net of tax	3,734	77	8,438	77
Discontinued operations, net of tax	732	(56)	864	360
Tax adjustments (1)	1,173	—	758	(5)
Transaction, reorganization & separation costs, net of tax	43	9	78	21
Rig stacking costs, net of tax	—	10	28	10
Unrealized commodity derivative mark-to-market, net of tax	—	31	—	(18)

Adjusted Earnings (Non-GAAP)	$82	$576	$(85)	$1,186

Net Income (Loss) per Common Share - Diluted (GAAP)	$(14.83)	$1.31	$(27.17)	$1.89

Adjustments:
Oil & gas property write-downs, net of tax	9.87	0.20	22.37	0.20
Discontinued operations, net of tax	1.94	(0.14)	2.29	0.92
Tax adjustments (1)	3.12	—	2.00	(0.01)
Transaction, reorganization & separation costs, net of tax	0.12	0.02	0.21	0.05
Rig stacking costs, net of tax	—	0.02	0.07	0.02
Unrealized commodity derivative mark-to-market, net of tax	—	0.08	—	(0.04)

Adjusted Earnings Per Share - Diluted (Non-GAAP)	$0.22	$1.49	$(0.23)	$3.03

Total income tax provision (GAAP)	$(860)	$354	$(3,880)	$884

Adjustments:
Tax impact on oil & gas property write-downs	2,081	126	4,597	126
Tax impact on transaction, reorganization & separation costs	23	5	41	11
Tax impact on rig stacking costs	—	5	15	5
Tax impact on unrealized commodity derivative mark-to-market	—	18	—	(9)
Tax adjustments (1)	(1,173)	—	(758)	5

Adjusted total income tax provision	$71	$508	$15	$1,022

Adjusted Effective Tax Rate (Non-GAAP)	37.6%	42.7%	NM	42.3%

(1)	Tax adjustments are primarily related to a Canada valuation allowance and valuation allowances associated with projected utilization of the Company’s foreign tax credit carryforward. The valuation allowances were partially offset by $619 million in benefits for the North Sea tax rate change in the first quarter of 2015.

APACHE CORPORATION

NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)

Reconciliation of income (loss) before taxes to adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt, fund capital expenditures, and make distributions to shareholders. Adjusted EBITDA generally excludes certain items that management believes affect the comparability of operating results or are not related to Apache’s ongoing operations. Management uses adjusted EBITDA to evaluate the company’s operational trends and performance relative to other oil and gas companies.

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Income (loss) before income taxes	$(5,692)	$911	$(13,216)	$2,191

Adjustments:
Depreciation, depletion and amortization
Oil and gas property and equipment
Recurring	923	1,074	1,922	2,096
Additional	5,816	203	13,036	203
Other assets	83	81	166	159
Asset retirement obligation accretion	36	38	72	76
Transaction, reorganization & separation costs	66	14	120	32
Financing costs, net	63	52	133	97
Rig stacking costs	—	15	43	15
Unrealized commodity derivative mark-to-market	—	48	—	(27)
Less: net income attributable to noncontrolling interests	(36)	(108)	(51)	(206)

Adjusted EBITDA (Non-GAAP)	$1,259	$2,328	$2,225	$4,636

Reconciliation of debt to net debt

Net debt is a non-GAAP financial measure. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.

	June 30, 2015	March 31, 2015	December 31, 2014
Current debt	$—	$2,598	$—
Long-term debt	9,676	9,675	11,245

Total debt	9,676	12,273	11,245
Cash	2,950	229	769

Net debt	$6,726	$12,044	$10,476